EXHIBIT 21.1
SUBSIDIARIES LISTING AS OF DECEMBER 31, 2017
All the subsidiaries listed below are incorporated in Delaware except that Ashford Hospitality Trust, Inc. is incorporated in Maryland. Subsidiaries not included in the list are omitted because, in the aggregate, they are insignificant as defined by Item 601(b)(21) of Regulation S-K.

Ashford Hospitality Trust, Inc.
Ashford Hospitality Advisors LLC
Ashford Hospitality Limited Partnership
Ashford OP General Partner LLC
Ashford OP Limited Partner LLC
Ashford Crystal Gateway LP
Ashford TRS Corporation
PIM Highland Holding LLC
PIM Highland TRS Corporation

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